Exhibit 14(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Western Asset Managed Municipals Fund Inc. of our reports dated January 20, 2023 and January 19, 2018, relating to the financial statements and financial highlights, which appear in Western Asset Intermediate Muni Fund Inc.’s Annual Report on Form N-CSR for the year ended November 30, 2022 and for the year ended November 30, 2017 respectively. We also consent to the reference to us under the heading “Financial Highlights/Senior Securities” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

May 22, 2023